Exhibit 99.1

                         FIRST PENN BANK

FOR IMMEDIATE RELEASE      Contact:  Anthony DiSandro, President
                                     215-979-7910

    PSB Bancorp, Inc. FINANCIAL CONDITION AND EARNINGS RELEASE


     PHILA. - March 10, 2003 --- PSB Bancorp, Inc. (NASDAQ:
PSBI), the holding company for First Penn Bank, today reported 2002 earnings of $3.2 million or $0.74 earnings per diluted share compared to $3.1 million or $0.72 per diluted share for the prior year.

Net interest income including fees for the fourth quarter of 2002 was $5.0 million or 16.28 percent higher than the $4.3 million earned in the fourth quarter of 2001 reflecting growth in interest earning assets and fees. For the full year, net interest income including fees was $18.4 million, or 43 percent higher than the $12.9 million reported for 2001. Net interest margin increased to 4.09 percent for the year ended December 31, 2002 from 3.29 percent for the same period last year.

Fourth quarter earnings of $0.02 per diluted share as well as full year results were impacted by an additional provision for loan losses of $830,000 or $0.20 per share in the fourth quarter, relating to a change in the bank's methodology for calculating the reserve for loan losses. The additional provisions was not necessitated by any specific problem loan. Management believes that based on an increase in the nonresidential commercial real estate portfolio and adjustments to the economic component analysis an increase was warranted.

The Bank also completed a successful core hardware and software conversion to the OSI system from the Fiserv Summit system to enhance the quality of our banking services. The expense related to this conversion during 2002 was $702,000 or $0.17 per share.

"First Penn Bank maintained steady and solid financial results despite a most challenging year. In a period of an uncertain economy and declining interest rate environment, our net interest income including fees increased for the year," said Anthony DiSandro, President of First Penn Bank. He also added, "We enter 2003 a stronger, larger commercial bank. We remain focused for the coming year by improving our core system software and hardware as well as increasing our loan loss reserve to keep pace with our goals to continue to grow our commercial and consumer loan portfolio."


(Dollars in thousands        12 months ended   12 months ended
except per share data       December 31,2002   December 31, 2001
per share data             December 31, 2002   December 31, 2001
---------------------      -----------------   -----------------
Net Interest Income              $18,446           $12,917
Net Income                       $ 3,146           $ 3,052
Return on Average Assets
   (ROA)                             .66%               84%
Return on Average Equity
   (ROE)                            7.17%             7.74%
Basic Earnings Per Share         $  0.75             $0.73
Diluted Earnings Per
   Share*                        $  0.74             $0.72

* The computation of diluted earnings per share excludes 1,371,200 options for the respective twelve month periods
     ended December 31, 2002 and 2001.   It has been determined
     that those options associated with the First Bank of Philadelphia merger in 1999 are invalid and therefore should be excluded from the aforementioned calculations.

In the first quarter of 2002, PSB Bancorp, Inc. recognized an extraordinary gain of approximately $1.3 million of unamortized negative goodwill associated with the acquisition of Jade Financial Corp. in accordance with SFAS No. 142 "Goodwill and Intangible Assets."

The bank's total assets rose to $496.3 million as of December 31, 2002. This represents an increase of 6.0 percent compared to assets of $467.6 million as of December 31, 2001. In addition, assets grew 2.0 percent in the three months ended December 31, 2002, compared with $488.4 million in assets on September 30, 2002.

At December 31, 2002, First Penn Bank's net loan portfolio totaled $307.4 million as compared to $314.3 million for the
year ended December 31, 2001.   Although overall loans decreased
in the fourth quarter the Bank had a substantial increase in the nonresidential commercial real estate portfolio from $58.6 million at year end to $102.7 million at year end 2002, a percentage increase of 75.3 percent.

At December 31, 2002, total deposits were $442.2 million, an increase of $34.6 million or 8.5 percent from December 31, 2001.

The Company remains well capitalized, as Tier 1 leverage capital and total risk-based capital at December 31, 2002 stood at
7.26 percent and 12.61 percent, respectively. Total shareholders' equity stood at $46.1 million with a book value per share of $9.81 at December 31, 2002, based on outstanding common shares of approximately 4.5 million.

Selected Financial Data
(Dollars in thousands)     December 31, 2002   December 31, 2001
-----------------------    -----------------   -----------------
Total Assets                    $496,333            $467,644
Net Loans                       $307,485            $314,322
Total Deposits                  $442,224            $407,671
Shareholders' Equity            $ 46,166            $ 41,416

Anthony DiSandro said, "Our continued growth has been fueled by several different areas - namely commercial lending, core deposit growth, and mortgage banking. While many banks are also seeing considerable mortgage-related activity in this low-interest-rate environment, we're especially pleased with the relationships we are developing in our commercial banking. We believe they represent long-term, sustainable associations that form the cornerstone of a successful bank's customer base."

First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and has 12 branch locations throughout Philadelphia and the five surrounding counties. The bank also operates Jade Abstract Company, a title insurance agency and Trans National Mortgage Company (TNMC) a full service mortgage company.

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The company has made every reasonable effort to ensure that the information and assumption on which these statements and projections are based on current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.

While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

                               End